Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference and use in this Registration Statement on Form S-1 of Foundation Healthcare, Inc. of our report dated March 31, 2014, except for the change to the number of outstanding shares and loss per share as described in Note 3, as to which the date is November 19, 2014 and except for the change in classification of the gain on forgiveness of debt and gain on sale-leaseback of real estate as described in Note 16, as to which the date is December 23, 2014 and except for the retroactive application of a reverse stock split as described in the last paragraph of Note 2, as to which the date is January 21, 2015, relating to our audit of the consolidated financial statements of Foundation Healthcare, Inc. as of and for the years ended December 31, 2013 and 2012, which are incorporated by reference and appear in this prospectus, which is part of this registration statement.

We also consent to the incorporation by reference and use in this Registration Statement on Form S-1 of Foundation Healthcare, Inc. of our report dated April 1, 2013, except for the last three paragraphs of Note 1 and Note 16, as to which the date is October 6, 2014, and except for the second paragraph of Note 16, as to which the date is January 21, 2015 relating to our audit of the consolidated financial statements of Graymark Healthcare, Inc. as of and for the year ended December 31, 2012, which are incorporated by reference and appear in this Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such prospectus.

/s/ Hein & Associates LLP

Denver, Colorado

January 21, 2015